EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                   MARTHA STEWART LIVING OMNIMEDIA, INC.
                   -------------------------------------
                    ANNOUNCES FIRST QUARTER03 RESULTS
                    ------------------------------------


     New York, New York, April 30, 2003 --- Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the first quarter of 2003. Revenues for the quarter were $58.0 million, compared to $68.0 million in the prior year's quarter. First quarter 2003 operating income (loss) was $(7.5) million compared to $5.8 million for the first quarter of 2002. EBITDA (loss) for the first quarter of 2003 was $(5.4) million, compared to $8.8 million in the same period one year ago. Earnings
(loss) per share from continuing operations were $(0.09) for the first quarter of 2003, compared to $0.08 in the 2002 quarter.
     "Our business results reflect considerable pressure associated with the continuing governmental investigations of my sale of non-Company stock. In the face of these pressures, the Company nonetheless remains focused on creating and producing the original how-to content and quality products that fuel our Company and define our brand, thus ensuring our core customer following. These recent ideas and products include the new digest-sized Everyday Food magazine and our recently launched Martha Stewart Signature furniture collection, both of which are experiencing early strong consumer response," said Martha Stewart, Chairman and Chief Executive Officer.
     Sharon Patrick, President and Chief Operating Officer, commented, "Our philosophy for managing through this sustained period of uncertainty has been to invest in preserving the growth potential of our core assets through strict adherence to quality standards, retention of our talented employees, and maintenance of production schedules - as well as to invest in new growth opportunities such as Everyday Food. Additionally, we are carefully managing costs in those areas that do not conflict with our preservation and growth objectives, as demonstrated by our Internet/Direct Commerce segment restructuring, which is proceeding on plan. Once the current uncertainty is resolved, the Company will assess the necessary steps to optimize financial results. We believe that this strategy, while currently producing near-term losses, best maximizes long-term shareholder value."

FIRST QUARTER 2003 RESULTS
--------------------------

     The Company posted revenues in the quarter of $58.0 million, compared to $68.0 million for the prior year's quarter. Publishing revenues in the quarter were $34.1 million, compared to $43.1 million in the year-ago period. The decline is principally due to a reduction in advertising and circulation revenue from Martha Stewart Living magazine, partially offset by revenue from Everyday Food. Advertising pages in Martha Stewart Living declined 28% in the quarter, according to Media Industry Newsletter. In addition to the publication of two test issues of Everyday Food, the Company published two special interest publications in the first quarter of 2003, compared to one issue in the first quarter of 2002. Television revenues were $6.6 million in the current year's quarter, compared to $6.7 million in the prior year's quarter. Increased revenues from cable television programs were offset by lower revenues from the syndicated program and the loss of airtime on CBS's The Early Show. Merchandising segment revenues in the first quarter of 2003 decreased 7% to $10.3 million, from $11.1 million in the first quarter of 2002. Revenues in the 2003 quarter reflect higher revenue from the introduction of Martha Stewart Signature products, offset by lower sales of our Martha Stewart Everyday products sold at Kmart. Revenues recorded in the quarter from our contract with Kmart reflect royalties earned on actual product sales, without giving effect to annual minimum royalty amounts that are payable in early 2004. Revenues in the Internet/Direct Commerce segment were $7.0 million, compared to $7.1 million in the same period a year ago, resulting from lower advertising revenues, offset by higher revenues from product sales.

     First quarter 2003 consolidated operating loss was $(7.5) million compared to operating income of $5.8 million in the first quarter of 2002. First quarter 2003 consolidated EBITDA (loss) was $(5.4) million, compared to $8.8 million in the first quarter of 2002. First quarter 2003 operating income from the Publishing segment was $5.0 million compared to $15.2 million in the first quarter of 2002. Publishing EBITDA was $5.0 million for the quarter, compared to $15.3 million in the year-ago period. Lower advertising and circulation revenue in Martha Stewart Living magazine and lower advertising revenues from special issues in the quarter contributed to the operating income and EBITDA decline. First quarter 2003 operating income in the Television segment was $0.2 million, compared to $0.4 million in the first quarter of 2002. Television EBITDA was $0.6 million for this year's first quarter, compared to $0.8 million in the prior year's first quarter. Declines in Television operating income and EBITDA were primarily due to higher marketing expenses incurred in the current year's quarter, as well as the loss of high margin revenues from CBS's The Early Show. First quarter 2003 operating income in the Merchandising segment was $7.0 million, compared to $7.4 million in the first quarter of 2002. Merchandising EBITDA was $7.2 million, compared to $7.6 million in the prior year's quarter. The operating income and EBITDA decline resulted from lower royalty revenue. Operating loss in the Internet/Direct Commerce segment was $(8.3) million for the first quarter of 2003, compared to $(7.4) million in the first quarter of 2002. The Internet/Direct Commerce segment's EBITDA loss was $(8.0) million in the 2003 quarter, compared to $(6.7) million in the year-ago period. The current year's quarterly results include non-recurring costs of approximately $1.2 million, including severance costs and consulting fees, associated with the restructuring of the segment. In addition, the increase in the operating and EBITDA losses for the quarter resulted from lower advertising revenue and the costs associated with increased catalog circulation. Operating loss in the Internet/Direct Commerce segment in the 2003 quarter benefited from lower depreciation. Corporate overhead increased to $10.2 million, compared to $8.0 million in the prior year's quarter, primarily as a result of higher legal and professional fees incurred as a result of corporate issues resulting from investigations into a personal sale of non-Company stock by Martha Stewart, as well as higher insurance costs. Including depreciation and amortization, corporate overhead was $11.5 million for the first quarter of 2003, compared to $9.8 million in the first quarter of 2002.
     Consolidated depreciation and amortization decreased $0.9 million to $2.1 million in the first quarter of 2003, compared to $3.0 million for the first quarter 2002, due primarily to lower depreciation resulting from the write-down of website development costs in the fourth quarter of 2002.
     Net income (loss) from continuing operations of $(4.3) million, or $(0.09) per share, in the first quarter of 2003 compares to net income from continuing operations of $3.7 million, or $0.08 per share, in the first quarter of 2002.
     The 2002 first quarter results included the cumulative effect of accounting change resulting from the adoption of FAS 142 that resulted in the reduction to the carrying value of the Company's goodwill by $5.0 million ($3.1 million after tax).

BASIS OF PRESENTATION
---------------------

     The Company believes EBITDA (earnings before interest, taxes, depreciation and amortization) is an appropriate measure when evaluating the operating performance of its business segments and the Company on a consolidated basis. EBITDA is defined as operating income (loss) before depreciation and amortization. EBITDA is used externally by the Company's investors, analysts, and industry peers. The Company believes EBITDA should be considered in addition to, not as a substitute for, operating income
(loss), net income (loss), cash flows, and other measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). As EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to operating income (loss) is provided in the financial statements included with this release.

TRENDS AND OUTLOOK
------------------

     James Follo, the Company's Chief Financial Officer, commented, "Our large cash balance, strong balance sheet, and low capital requirements allow us to take a long-term view of the business, while we carefully manage our costs in the near term. Our current outlook for the second quarter of 2003 is for a loss from continuing operations of approximately $(0.03) to $(0.05) per share."

     Martha Stewart Living Omnimedia, Inc. (MSO) is a leading provider of original how-to information that turns dreamers into doers, inspiring and engaging consumers with unique content and high-quality products for the home. MSO's creative experts develop content within eight core areas - Home, Cooking and Entertaining, Gardening, Crafts, Holiday, Keeping, Weddings, and Baby and Kids - that provide consumers with ideas and products to celebrate their homes and the domestic arts. MSO is organized into four business segments - Publishing, Television, Merchandising and Internet/Direct Commerce.

     Following this release, the Company will host a conference call with analysts and investors at 11:00 am ET that will be broadcast live over the Internet at www.marthastewart.com/ir.

                                    ###

This press release contains certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and can be identified by the use of terminology such as "may," "will," "should," "could", "expects," "plans," and "intends." The Company's actual results may differ materially from those projected in these statements, and factors that could cause such differences include prolonged and continued negative publicity relating to Martha Stewart; a loss of the services, or diminution in the reputation, of Martha Stewart; the effect on the Company of the uncertainty relating to the nature and timing of the resolution of the ongoing governmental investigations concerning a sale of non-Company stock by Martha Stewart and any adverse resolution of such investigations; adverse resolution of some or all of the Company's ongoing litigation; downturns in national and/or local economies; an inability to execute the restructuring of our Internet/Direct Commerce segment as planned; shifts in our business strategies; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; unexpected developments in Kmart Corporation's Chapter 11 proceedings; and changes in government regulations affecting the Company's industries. Certain of these and other factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission, especially under the heading "Management's Discussion and Analysis", which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward-looking statements after the date of this release.




CONTACT: Investors - James Follo, Chief Financial Officer of Martha Stewart Living Omnimedia, Inc., 212-827-8218; Media - Elizabeth Estroff of Martha Stewart Living Omnimedia, Inc., 212-827-8281; or Steve Lipin of Brunswick Group, Inc., 212-333-3810, for Martha Stewart Living Omnimedia, Inc.

                   Martha Stewart Living Omnimedia, Inc.
                       Consolidated Income Statement
                        Three Months Ended March 31,
                  (in thousands, except per share amounts)

                                                  2003           2002         % change
                                                ----------     ----------     ----------
REVENUES
    Publishing                                  $  34,060      $  43,095         -21.0%
    Television                                      6,615          6,711          -1.4%
    Merchandising                                  10,328         11,075          -6.7%
    Internet/Direct Commerce                        7,019          7,078          -0.8%
                                                ----------     ----------     ----------
        Total revenues                             58,022         67,959         -14.6%
                                                ----------     ----------     ----------

OPERATING COSTS AND EXPENSES
    Production, distribution and editorial         35,625         36,771          -3.1%
    Selling and promotion                          12,821         10,682          20.0%
    General and administrative                     14,974         11,658          28.4%
    Depreciation and amortization                   2,141          3,017         -29.0%
                                                ----------     ----------     ----------
        Total operating costs and expenses         65,561         62,128           5.5%
                                                ----------     ----------     ----------

OPERATING INCOME (LOSS)                           (7,539)          5,831        -229.3%

    Interest income, net                              402            490         -18.0%
                                                ----------     ----------     ----------

INCOME (LOSS) BEFORE INCOME TAXES                 (7,137)          6,321        -212.9%
    Income tax benefit (provision)                  2,849        (2,593)         209.9%
                                                ----------     ----------     ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE LOSS FROM DISCONTINUED OPERATIONS AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGE            (4,288)          3,728        -215.0%
                                                ----------     ----------     ----------

Loss from discontinued operations, net of tax
benefit                                             (221)          (825)          73.2%
                                                ----------     ----------     ----------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE                              (4,509)          2,903        -255.3%

Cumulative effect of accounting change, net of
tax benefit                                             -        (3,137)             nm
                                                ----------     ----------     ----------

NET (LOSS)                                      $ (4,509)      $   (234)             nm
                                                ==========     ==========     ==========



EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED

    Income (loss) from continuing operations    $  (0.09)      $    0.08
    Loss from discontinued operations              (0.00)         (0.02)
    Cumulative effect of accounting change             -          (0.06)
                                                ----------     ----------
    Net (Loss)                                  $  (0.09)      $  (0.00)
                                                ==========     ==========

WEIGHTED AVERAGE SHARES OUTSTANDING-
Basic and Diluted                                  49,631         48,945

                   Martha Stewart Living Omnimedia, Inc.
                            Segment Information
                        Three Months Ended March 31,
                               (in thousands)

                                                  2003          2002       % change
                                                ----------   -----------   ----------
REVENUES
  Publishing                                    $  34,060    $   43,095       -21.0%
  Television                                        6,615         6,711        -1.4%
  Merchandising                                    10,328        11,075        -6.7%
  Internet/Direct Commerce                          7,019         7,078        -0.8%
                                                ----------   -----------   ----------
     Total revenues                                58,022        67,959       -14.6%
                                                ----------   -----------   ----------
EBITDA
  Publishing                                        5,013        15,252       -67.1%
  Television                                          621           789       -21.3%
  Merchandising                                     7,203         7,599        -5.2%
  Internet/ Direct Commerce                       (8,005)       (6,748)       -18.6%
                                                ----------   -----------   ----------
     EBITDA before corporate overhead               4,832        16,892       -71.4%
Corporate overhead                               (10,230)       (8,044)       -27.2%
                                                ----------   -----------   ----------
Total EBITDA                                      (5,398)         8,848      -161.0%

Depreciation and amortization                     (2,141)       (3,017)        29.0%
                                                ----------   -----------   ----------

OPERATING INCOME (LOSS)                           (7,539)         5,831      -229.3%

  Interest income, net                                402           490       -18.0%
                                                ----------   -----------   ----------

INCOME (LOSS) BEFORE INCOME TAXES                 (7,137)         6,321      -212.9%

  Income tax benefit (provision)                    2,849       (2,593)       209.9%
                                                ----------   -----------   ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE LOSS FROM DISCONTINUED OPERATIONS AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGE            (4,288)         3,728      -215.0%
                                                ----------   -----------   ----------

Loss from discontinued operations, net of tax
benefit                                             (221)         (825)        73.2%
                                                ----------   -----------   ----------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE                              (4,509)         2,903      -255.3%

Cumulative effect of accounting change, net of
tax benefit                                             -       (3,137)           nm
                                                ----------   -----------   ----------

NET (LOSS)                                      $ (4,509)    $    (234)           nm
                                                ==========   ===========   ==========


                   Martha Stewart Living Omnimedia, Inc.
                        Consolidated Balance Sheets
                  (in thousands, except per share amounts)

                                                   March 31,      December
                                                      2003        31, 2002
                                                   -----------   ------------
ASSETS
CURRENT ASSETS
      Cash and cash equivalents                    $  119,257      $ 131,664
      Short-term investments                           47,286         47,286
      Accounts receivable, net                         27,754         37,796
      Inventories, net                                  9,211          8,654
      Deferred television production costs              4,296          4,179
      Income taxes receivable                           3,331              -
      Deferred income taxes                             7,028          7,028
      Other current assets                              4,373          4,756
                                                   -----------   ------------
                    TOTAL CURRENT ASSETS              222,536        241,363
                                                   -----------   ------------

PROPERTY, PLANT, AND EQUIPMENT, net                    29,466         31,288
                                                   -----------   ------------
INTANGIBLE ASSETS, net                                 44,257         44,257
                                                   -----------   ------------
DEFERRED INCOME TAXES                                   2,827          2,827
                                                   -----------   ------------
OTHER NONCURRENT ASSETS                                 4,500          4,807
                                                   -----------   ------------
                    TOTAL ASSETS                   $  303,586    $   324,542
                                                   ===========   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
      Accounts payable and accrued liabilities     $   30,446    $    40,517
      Accrued payroll and related costs                 2,607          9,385
      Income taxes payable                                  -            323
      Current portion of deferred subscription
      income                                           25,657         24,932
                                                   -----------   ------------
                    TOTAL CURRENT LIABILITIES          58,710         75,157
                                                   -----------   ------------
DEFERRED SUBSCRIPTION INCOME                            7,939          7,715
OTHER NONCURRENT LIABILITIES                            4,676          5,035
                                                   -----------   ------------
                    TOTAL LIABILITIES                  71,325         87,907
                                                   -----------   ------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Class A common stock, $0.01 par value, 350,000
   shares authorized: 19,347 and 19,342 shares
   issued in 2003 and 2002, respectively                  194            194
   Class B common stock, $0.01 par value, 150,000
   shares authorized: 30,059 and 30,295 shares
   outstanding in 2003 and 2002, respectively             301            303
   Capital in excess of par value                     181,542        181,629
   Unamortized restricted stock                         (768)          (993)
   Retained earnings                                   51,767         56,277
                                                   -----------   ------------
                                                      233,036        237,410
   Less class A treasury stock - 59 shares at cost      (775)          (775)
                                                   -----------   ------------
                  TOTAL SHAREHOLDERS' EQUITY          232,261        236,635
                                                   -----------   ------------
                  TOTAL LIABILITIES AND
                  SHAREHOLDERS' EQUITY              $ 303,586     $  324,542
                                                   ===========   ============

                   Martha Stewart Living Omnimedia, Inc.
                            Segment Information
                        Three Months Ended March 31,
                               (in thousands)

The following table presents segment information and a reconciliation of EBITDA, a non-GAAP financial measure, to operating income (loss) on both a consolidated and segment basis. To reconcile EBITDA to operating income
(loss), depreciation and amortization are deducted from EBITDA.

                                        2003            2002          % change
                                    -------------   -------------   ------------
REVENUES
  Publishing                        $     34,060    $     43,095          -21.0%
  Television                               6,615           6,711           -1.4%
  Merchandising                           10,328          11,075           -6.7%
  Internet/Direct Commerce                 7,019           7,078           -0.8%
                                    -------------   -------------   ------------
     TOTAL REVENUES                 $     58,022    $     67,959          -14.6%
                                    =============   =============   ============

EBITDA
  Publishing                        $      5,013    $     15,252          -67.1%
  Television                                 621             789          -21.3%
  Merchandising                            7,203           7,599           -5.2%
  Internet/ Direct Commerce              (8,005)         (6,748)          -18.6%
                                    -------------   -------------   ------------
     EBITDA before corporate
     overhead                              4,832          16,892          -71.4%
     Corporate overhead                  (10,230)         (8,044)         -27.2%
                                    -------------   -------------   ------------
     Total EBITDA (LOSS)            $    (5,398)    $      8,848         -161.0%
                                    =============   =============   ============

DEPRECIATION AND AMORTIZATION
  Publishing                        $      ( 41)     $      (40)            2.5%
  Television                               (394)           (434)           -9.0%
  Merchandising                            (168)           (158)            6.3%
  Internet/ Direct Commerce                (247)           (636)          -61.2%
  Corporate                              (1,291)         (1,749)          -26.2%
                                    -------------   -------------   ------------
    TOTAL DEPRECIATION AND
    AMORTIZATION                    $    (2,141)     $   (3,017)          -29.0%
                                    =============   =============   ============

OPERATING INCOME (LOSS)
  Publishing                        $      4,972    $     15,212          -67.3%
  Television                                 227             355          -36.3%
  Merchandising                            7,035           7,441           -5.5%
  Internet/ Direct Commerce              (8,252)         (7,384)          -11.8%
  Corporate                             (11,521)         (9,793)          -17.6%
                                    -------------   -------------   ------------
    TOTAL OPERATING INCOME (LOSS)   $    (7,539)    $      5,831         -229.3%
                                    =============   =============   ============